EXHIBIT 10.68

CROSS COUNTRY HEALTHCARE, INC.

EXECUTIVE

SEVERANCE POLICY

(amended and restated effective as of January 1, 2008)

I.

Purposes

A.

Cross Country Healthcare, Inc. (the “Company”) may, from time to time, consider the possibility of, or be subject to, a Change of Control (as defined herein).  The Board of Directors of the Company (the “Board”) recognizes that such a transaction can be a distraction to the Employees (as defined below) and may cause the Employees to consider alternative employment opportunities.

B.

The Board believes that it is in the best interest of the Company and its stockholders to provide the Employees with an incentive to continue their employment and to maximize the value of the Company for the benefit of its stockholders.

C.

In order to provide the Employees with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employees with certain severance benefits upon the Employees’ termination of employment under such circumstances.  Accordingly, the Company maintains the Cross Country Healthcare, Inc. Executive Severance Policy (the “Severance Policy”), which is hereby amended and restated as set forth herein effective as of January 1, 2008.

II.

Eligibility

This Severance Policy shall only be applicable: (i) upon a Change of Control and (ii) with respect to those employees listed on Exhibit A attached hereto (each an “Employee”) who satisfy the conditions set forth herein.

III.

Definitions

A.

“Cause” shall mean (i) in the case where there is no employment agreement, or similar agreement in effect between the Company or an affiliate and the Employee on the Employee’s Termination Date (as defined in III(H) below) (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to an Employee’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company or an affiliate as determined by the Compensation Committee of the Board in its sole discretion; or (ii) in the case where there is an employment agreement, or similar agreement in effect between the Company or an affiliate and the Employee at the Termination Date that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement that conditions “cause” on occurrence of a change of control, such definition of “cause” shall not apply until a change of control actually takes place and then only with regard to a termination thereafter.  Notwithstanding the foregoing, an Employee shall be deemed to be terminated for “Cause” if the Employee:  (i) breaches the terms of any agreement between the Company or an affiliate and the Employee including, without limitation, an employment agreement or non-competition agreement or (ii) discloses to anyone outside the Company or its affiliates, or uses in other than the Company’s or its affiliates’ business, without written authorization from the Company, any confidential information or proprietary information, relating to the business of the Company or its affiliates acquired by the Employee prior to the Termination Date.

B.

“CEP” means the Charterhouse Equity Partners III, L.P. and its affiliates or successors.

C.

“Change of Control” shall mean and shall be deemed to have occurred:

(i)

upon any “person” as such term is used in Sections 13(d) and (14(d) of the Exchange Act (other than CEP, MSDWCP, the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

during any period of two consecutive years (“Board Measurement Period”), individuals who at the beginning of a Board Measurement Period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (the “Required Vote”) of the directors then still in office who either were directors at the beginning of the applicable Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, that in the event an Employee experiences a Pre-Change of Control Termination (as defined below), then with respect to such Employee the Board Measurement Period shall be any period of 12 consecutive months and the Required Vote shall be at least a majority.

(iii)

a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 35% of the combined voting power of the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation; or

(iv)

upon the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; provided, that in the event an Employee experiences a Pre-Change of Control Termination, then in lieu of the foregoing, a Change of Control shall be deemed to have occurred with respect to such Employee under this subsection (iv) solely upon the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

D.

“Compensation Continuation Period” means:

(i)

Section 16(b) Officers.  With respect to the Employees listed on Exhibit A attached hereto who are designated Section 16(b) officers on such exhibit, subject to Sections V and IX, a period of twelve (12) months following the Employee’s Termination Date.

(ii)

Other Employees.  With respect to the Employees listed on Exhibit A attached hereto who are not designated as Section 16(b) officers on such exhibit, subject to Sections V and IX, a period of six (6) months following the Employee’s Termination Date.

E.

“MSDWCP” means Morgan Stanley Dean Witter Capital Partners IV, L.P. and its affiliates or successors.

F.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

G.

“Involuntary Termination” means (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring entity) shall not constitute an “Involuntary Termination”; (ii) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced (unless such reduction is applicable to all Employees); or (iv) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his or her current location.

H.

“Termination Date” means the effective date of any notice of termination delivered by the Company to the Employee or vice versa.

I.

“Trigger Date” means, (i) with respect to an Employee who has experienced a Pre-Change of Control Termination,(as defined in Section V below), the date of the consummation of a Change of Control, and (ii) with respect to an Employee who has experienced a Post-Change of Control Termination, (as defined in Section V below), the Employee’s Termination Date.

IV.

At Will Employment

Unless the Employee has a valid and enforceable employment agreement with the Company, the Employee’s employment is “at will,” as defined under the laws of the State of Florida.  If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation, except as set forth in his or her employment agreement or in this Severance Policy.  Any Employee that is a party to an employment agreement with the Company shall receive the severance compensation applicable to him or her in accordance with the terms and conditions of such employment agreement only and the same shall supersede and replace this Severance Policy with respect to such Employee.

V.

Severance Benefits

A.

If the Employee’s employment with the Company (i) is terminated by the Company for any reason other than for Cause or (ii) if the Employee terminates his or her employment with the Company as a result of an Involuntary Termination, in either case at any time (x) within sixty (60) days prior to a Change of Control (a “Pre-Change of Control Termination”) or (y) concurrently with or within six (6) months after a Change of Control (a “Post-Change of Control Termination”), then following the Employee’s Trigger Date the Employee shall be entitled to receive, subject to

Section IX hereof, severance pay for the applicable Compensation Continuation Period at a rate equal to the rate of the Employee’s base salary in effect immediately prior to (I) the Employee’s Termination Date in the case of a Pre-Change of Control Termination or (II) the Change of Control in the case of a Post-Change of Control Termination.  Subject to Section IX, such severance amount shall be paid in accordance with the Company’s (or its successor’s) normal payroll practices during the applicable Compensation Continuation Period, provided that any severance amount payable pursuant to a Post-Change of Control Termination shall be subject to the Delay Period set forth in Section X(B) hereof.  In addition, for the applicable Compensation Continuation Period, the Company shall continue to make available (either directly or through COBRA) to the Employee and Employee’s spouse and dependents covered under any group health, life or other similar insurance plans of the Company on the date of such termination (the “Covered Dependents”), and pay for, to the extent as paid prior to the termination of employment, all group health, life and other similar insurance plans in which Employee or such Covered Dependents participate on the date of the Employee’s termination.  The Employee will continue to be responsible for paying all applicable co-payments and all other costs associated with all such benefits (e.g. deductibles).  Deferrals with respect to an Employee’s 401(K) Plan or other ERISA Plans will not be permitted following an Employee’s Termination Date.  The Company will also provide appropriate outplacement assistance for the Employees in accordance with its then current policy.

B.

If the Employee’s employment with the Company terminates other than as specifically provided in Section V(A) above, then the Employee shall not be entitled to receive severance or other benefits described in Section V(A) above.

C.

In addition to any severance payable pursuant to Section V(A) above, and to the extent not included in such payment: (1) the Company shall pay the Employee any unpaid base salary due for periods prior to the Employee’s Termination Date; (2) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Employee’s Termination Date; and (3) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Employee’s Termination Date.  These payments shall be made promptly upon termination in accordance with the Company’s normal payroll practices and policies and within any period of time mandated by law.

VI.

Successors

A.

Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall perform in the same manner and to the same extent as the Company would be required to perform under this Severance Policy in the absence of a successor.

B.

Employees’ Successors.  Employee may not, without the Company’s written consent, assign or transfer Employee’s rights under this Severance Policy to any other person or entity; provided, however, that all such rights of the Employee shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors and heirs.

VII.

Mitigation

No Employee shall be required to mitigate the amount of any payment contemplated by this Severance Policy, nor shall any such payment be reduced by any earnings that the Employee may receive from any other sources.

VIII.

Employment Taxes

All payments made pursuant to this Severance Policy shall be subject to withholding of applicable income and employment taxes.

IX.

Agreement and General Release

Within seven (7) days following an Employee’s Trigger Date, the Company will provide the Employee with an Agreement and General Release in the form attached hereto as Exhibit B (with such changes therein, if any, as are legally necessary or advisable as determined by the Company in its sole discretion at the time of execution to make it enforceable), which Agreement and General Release, when effective, shall bind the Company to the terms contained in this Severance Policy and shall require the Employee to waive and release all claims he or she has or may have against the Company and/or its affiliates as consideration for the severance benefits.  An Employee will forfeit his or her right to receive the payments and benefits provided under Section V in the event that the Employee does not provide the Company with an executed copy of the Agreement and General Release that has become effective within sixty (60) days following the Employee’s Trigger Date.  Upon satisfaction of the requirements of this Section IX, except to the extent delayed pursuant to the Delay Period set forth in Section X(B), the first payment of the severance payment payable to an Employee under Section V will be made on the first Company payroll date on or following the sixtieth (60th) day following the Employee’s Trigger Date (the “Payment Commencement Date”), which first payment shall include payment of any amounts that would otherwise be due prior thereto calculated from the Employee’s Termination Date and any remaining payments due to the Employee under this Severance Policy shall be paid in accordance with the normal payment dates specified for them herein.  To the extent that the foregoing applies to the provision of any ongoing welfare benefits provided to an Employee following the Employee’s Termination Date, prior to the Employee’s Payment Commencement Date the Employee shall pay the full cost of the premiums for such welfare benefits and on the Employee’s Payment Commencement Date the Company shall pay the Employee a lump sum amount equal to the amount of such premiums paid by the Employee from the Employee’s Termination Date through the Employee’s Payment Commencement Date.

X.

Section 409A

A.

Although the Company does not guarantee the Employees any particular tax treatment relating to the payments and benefits under this Severance Policy, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Severance Policy shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on an Employee by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section X.

B.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Severance Policy providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Severance Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If an Employee is deemed on his or her Termination Date to be a “specified employee,” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s “separation from service” and (ii) the date of the Employee’s death (such period, the “Delay Period”).  On the first day of the seventh month following the date of the Employee’s “separation from service” or, if earlier, on the date of his or her death, all payments delayed pursuant to the Delay Period (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Severance Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits provided to an Employee that would not be required to be delayed if the premiums therefore were paid by Employee, the Employee shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay the Employee an amount equal to the amount of such premiums paid by the Employee during the Delay Period promptly after its conclusion.

C.

To the extent any reimbursement of costs or expenses provided for herein constitutes taxable income to an Employee for Federal income tax purposes, all such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

D.

If under this Severance Policy, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

XI.

ERISA Provisions

This Severance Policy is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24.  The claims procedures set forth U.S. Department of Labor Regulation Section 2560.503-1 are hereby incorporated by reference into this Severance Policy.

Exhibit A

President and Chief Executive Officer, Cross Country Healthcare, Inc.

Chief Financial Officer, Cross Country Healthcare, Inc.,

Chief Accounting Officer, Cross Country Healthcare, Inc.

General Counsel, Cross Country Healthcare, Inc.

Vice President Corporate Development and Strategy, Cross Country Healthcare, Inc.

Vice President Human Resources, Cross Country Healthcare, Inc.

Chief Information Officer, Cross Country Healthcare, Inc.

President, Cross Country Staffing

Executive Vice President, Cross Country Staffing

Chief Nursing Officer, Cross Country Staffing

President, Clinical Trials Services

President, Cejka Search, Inc.

President, MDA Holdings, Inc. (superceded by that certain Employment Agreement, dated September 9, 2008, if and only to the extent it is in full force and effect)

President, Cross Country Education, LLC

Vice President of Field Human Resources, Cross Country Staffing

Vice President of Field Operations, Cross Country Staffing